UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2012

ARGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31756	13-1947195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 201, Rockville, MD		20850
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 315-0027

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Appointment of Director.

On April 2, 2012, the Board of Directors of Argan, Inc. (“Argan”) elected William F. Griffin as a new member, thereby increasing the number of directors to eight. Mr. Griffin is a co-founder of Gemma Power Systems, LLC and its affiliated companies (“GPS”), all wholly-owned subsidiaries of Argan since their acquisition in December 2006. Mr. Griffin, age 57, is a veteran of power plant construction with over 34 years of related experience. He has been Vice Chairman of GPS since November 2007 and Chief Executive Officer of GPS since September 2008. From September 2008 to January 2009, he was also President of GPS. From December 2006 to November 2007, he was Chief Executive Officer of GPS.

GPS provides a full range of development, consulting, engineering, procurement, construction, commissioning, operations and maintenance services to the power generation and renewable energy markets for a wide range of customers including public utilities, independent power project owners, municipalities, public institutions and private industrial firms. It has built more than 70 energy facilities representing nearly 10,000 megawatts of power-generating capacity. Power projects have included combined-cycle facilities, electricity peaking plants and boiler plant construction and renovation efforts. Under Mr. Griffin’s leadership, GPS has broadened its experience into the growing renewable energy industry by providing engineering, procurement and construction services to the owners of alternative energy power plants, including biomass, wind and solar facilities. The net revenues of GPS represent over 93% of the net revenues of Argan’s consolidated net revenues from continuing operations for the year ended January 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.

Date: April 4, 2012	By:	/s/ Arthur F. Trudel
Arthur F. Trudel, Senior Vice President and Chief Financial Officer